Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-167613) pertaining to the Company’s 2005 Compensation Plan and the Registration Statement (Form F-3 No. 333-166765)  of DHT Holdings, Inc. and in the related Prospectus of our reports dated January 31, 2011, with respect to the consolidated financial statements of DHT Holdings, Inc. and the effectiveness of internal control over financial reporting of DHT Holdings, Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2010.

/s/Ernst & Young AS

Ernst & Young AS
Oslo, Norway
March 31, 2011